Exhibit 10.13

Executive Officer Compensation Information

The following table sets forth the annual base salary rates for 2018 for the executive officers of Seattle Genetics, Inc. (the “Company”) and the 2018 target bonus percentages for the Company’s executive officers under the Company’s Senior Executive Annual Bonus Plan.

Name and Title	2018 Annual Base Salary Rate	2018 Target Bonus Percentage
Clay Siegall, Ph.D.	$921,150	100%
President & Chief Executive Officer
Todd Simpson	$540,900	50%
Chief Financial Officer
Roger Dansey, M.D.	$650,000	50%
Chief Medical Officer
Vaughn Himes	$507,500	50%
Chief Technical Officer
Darren Cline	$482,500	45%
Executive Vice President, Commercial
Jean Liu	$499,700	45%
General Counsel and Executive Vice President, Legal Affairs